EXHIBIT 2.2

CERTIFICATE OF MERGER

OF

GLUCOSE HEALTH MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

GLUCOSE HEALTH, INC.

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

The undersigned does hereby certify:

FIRST: The name of the surviving corporation is Glucose Health, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Glucose Health Merger Sub, Inc. a Delaware corporation (“Merger Sub”).

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the constituent corporations pursuant to Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation shall be Glucose Health, Inc. (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth on Exhibit A attached hereto, as of the Effective Time (as defined below), be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The Bylaws (the “Bylaws”) of the Surviving Corporation immediately prior to the Effective Time shall, from and after the Effective Time, be the Bylaws of the Surviving Corporation.

SIXTH: The Board of Directors of the Surviving Corporation, immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors of the Surviving Corporation.

SEVENTH: The officers of the Surviving Corporation, immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation.

EIGHTH: The Agreement and Plan of Merger is on file at Glucose Health, Inc., 609 SW 8th Street, Suite 600, Bentonville, Arkansas 72712.

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NINTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

TENTH: The merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the Effective Time set forth above

GLUCOSE HEALTH, INC.

By:	/s/ Murray Fleming
Name:	Murray Fleming
Office:	Chief Executive Officer

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Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLUCOSE HEALTH, INC.

ARTICLE I

The name of the Corporation is Glucose Health, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1201 N. Market Street, Suite 2300, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is ATA Corporate Services, LLC.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000, consisting of (a) 40,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). 1,000 shares of the authorized Preferred Stock are hereby designated as “Series A Voting Preferred Stock;” 3,466,668 shares of the authorized Preferred Stock are hereby designated as “Series B Preferred Stock;” 866,668 shares of the authorized Preferred Stock are hereby designated as “Series C Preferred Stock;” 300,000 shares of the authorized Preferred Stock are hereby designated as “Series D Preferred Stock;” and 460,000 shares of the authorized Preferred Stock are hereby designated as “Series E Preferred Stock.”

Upon the filing of this Amended and Restated Certificate of Incorporation, each previously issued and outstanding share of Series D Preferred Stock shall automatically be 10-to-1 reverse stock split, with no further action required by the Corporation or any Series D Holder.

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The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.

General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2.	Voting.

i.

The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. There shall be no cumulative voting in the election of directors or on any other matter.

ii.

Except as may otherwise be provided by applicable law, in this Certificate of Incorporation or in a Preferred Stock Designation (as defined below), the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, at any meeting of stockholders, and holders of shares of Preferred Stock and any series thereof shall not be entitled to receive notice of any meeting of stockholders at which they are not otherwise entitled to vote.

iii.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of more than 50% of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.

Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law.

4.

Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then-outstanding Preferred Stock.

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B.	PREFERRED STOCK.

1.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any wholly unissued series thereof or any holders thereof, and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

i.	the designation of the series, which may be by distinguishing number, letter or title;

ii.

the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

iii.	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

iv.	the dates on which dividends, if any, shall be payable in respect of shares of the series;

v.	the redemption rights and price or prices, if any, for shares of the series;

vi.	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

vii.

whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

viii.	the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation;

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ix.	restrictions on the issuance of shares of the same series or of any other class or series;

x.	the voting powers, full or limited, or no voting powers, of the holders of shares of the series; and

xi.

the manner in which any facts ascertainable outside of this Certificate of Incorporation or the resolution or resolutions providing for the issuance of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

2.	Dividends.

i.	Series A Voting Preferred Stock. The holders of the Series A Voting Preferred Stock shall not be entitled to receive any dividends.

ii.

Series B Preferred Stock. During the time that any shares of Series B Preferred Stock are issued and outstanding, the Series B Holders holding such issued and outstanding shares of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends on each share of Series B Preferred Stock at the rate of 10% of the Stated Value per annum, payable quarterly commencing on July 1, 2019, and thereafter on October 1, January 1, April 1 and July 1 of each following year (each a “Dividend Payment Date”), with any partial period to be pro-rated. Dividends shall be paid in cash and will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Date. With respect to any given time period, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Corporation if the Board of Directors of the Corporation shall have failed duly and lawfully to declare and pay in full the cash dividend to the Series B Holders as required herein. If such dividends on the Series B Preferred Stock shall not have been paid in full for the Series B Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid prior to the payment of any dividend by the Corporation (other than a dividend payable solely with respect to the Series B Preferred Stock) with respect to Common Stock or any other securities of the Corporation. Accumulations of dividends on the Series B Preferred Stock shall not bear interest.

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iii.

Series C Preferred Stock. During the time that any shares of Series C Preferred Stock are issued and outstanding, the Series C Holders holding such issued and outstanding shares of Series C Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends on each share of Series C Preferred Stock at the rate of 10% of the Stated Value per annum, payable quarterly commencing on July 1, 2020, and thereafter on each Dividend Payment Date, with any partial period to be pro-rated. Dividends shall be paid in cash and will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Date. With respect to any given time period, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Corporation if the Board of Directors of the Corporation shall have failed duly and lawfully to declare and pay in full the cash dividend to the Series C Holders as required herein. If such dividends on the Series C Preferred Stock shall not have been paid in full for the Series C Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid prior to the payment of any dividend by the Corporation (other than a dividend payable solely with respect to the Series C Preferred Stock) with respect to Common Stock or any other securities of the Corporation. Accumulations of dividends on the Series C Preferred Stock shall not bear interest.

iv.

Series D Preferred Stock Dividends. During the time that any shares of Series D Preferred Stock are issued and outstanding, the Series D Holders holding such issued and outstanding shares of Series D Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends on each share of Series D Preferred Stock at the rate of 10% of the Stated Value per annum, payable quarterly commencing on July 1, 2020, and thereafter each Dividend Payment Date, with any partial period to be pro-rated. Dividends shall be paid in cash and will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Date. With respect to any given time period, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Corporation if the Board of Directors of the Corporation shall have failed duly and lawfully to declare and pay in full the cash dividend to the Series D Holders as required herein. If such dividends on the Series D Preferred Stock shall not have been paid in full for the Series D Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid prior to the payment of any dividend by the Corporation (other than a dividend payable solely with respect to the Series D Preferred Stock) with respect to Common Stock or any other securities of the Corporation. Accumulations of dividends on the Series D Preferred Stock shall not bear interest.

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v.

Series E Preferred Stock Dividends. During the time that any shares of Series E Preferred Stock are issued and outstanding, the Series E Holders holding such issued and outstanding shares of Series E Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends on each share of Series E Preferred Stock at the rate of 5% of the Stated Value per annum, payable quarterly commencing on April 1, 2021, and thereafter each Dividend Payment Date, with any partial period to be pro-rated. Dividends shall be paid in cash and will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Date. With respect to any given time period, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Corporation if the Board of Directors of the Corporation shall have failed duly and lawfully to declare and pay in full the cash dividend to the Series E Holders as required herein. If such dividends on the Series E Preferred Stock shall not have been paid in full for the Series E Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid prior to the payment of any dividend by the Corporation (other than a dividend payable solely with respect to the Series E Preferred Stock) with respect to Common Stock or any other securities of the Corporation. Accumulations of dividends on the Series E Preferred Stock shall not bear interest.

3.

Stated Value. The Stated Value of the Series B Preferred Stock is $0.075 per share. The Stated Value of the Series C Preferred Stock is $0.075 per share. The Stated Value of the Series D Preferred Stock is $1.00 per share. The Stated Value of the Series E Preferred Stock is $2.00 per share.

4.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of more than 50% of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

5.

Redemption Rights. The Corporation shall not have the right to redeem the Series A Voting Preferred Stock except upon receiving the consent and approval of the terms and conditions of redemption from the holders of at least 66-2/3% of all outstanding shares of Series A Voting Preferred Stock. The Corporation shall have the right, in the sole and absolute discretion of the Board of Directors and at a time of its choosing, to redeem any or all of the shares of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock for the Stated Value of such shares, plus any accrued but unpaid Dividends.

6.

Conversion Rights. The Corporation shall not have the right to convert the Series A Voting Preferred Stock to Common Stock. The Corporation shall have the right, in its sole and absolute discretion of the Board of Directors and a time of its choosing, to convert any or all of the shares of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock into shares of Common Stock, on a one-to-one ratio. To the extent that the shares of Preferred Stock being converted are entitled to any accrued but unpaid Dividends, the Board of Directors, in its sole and absolute discretion, may distribute shares of Common Stock in lieu of such Dividends, in such amounts as determined by dividing (x) the respective Stated Value of such shares of Preferred Stock by (y) the amount of the accrued but unpaid Dividends.

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6.

Voting. The holders of Series A Voting Preferred Stock will have the voting rights described in this Section or as required by law. For so long as any shares of Series A Preferred Voting Stock remain issued and outstanding, the holders hereof shall possess more than 50% of the voting power of the capital stock of the Corporation. The Series A Voting Preferred Stock shall have the right to vote at any meeting of stockholders, or by consent pursuant to Section 228 of the DGCL, the number of votes equal to all shares of Common Stock which are then issued and outstanding, plus an additional 10,000 shares. For example, if there are 75,000,000 shares of Common Stock issued and outstanding on the day of a meeting of stockholders, the holders of Series A Voting Preferred Stock shall have the right to vote an aggregate 75,010,000 shares on all matters to be voted upon at the meeting or otherwise enacted by consent pursuant to Section 228 of the DGCL. Except as expressly required by the DGCL, no other series of Preferred Stock shall be entitled to vote on any matter.

C.

REGISTERED OWNERS. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

The name and address of the incorporator is as follows:

Jennifer R. Fitzgerald

1201 N. Market Street

Suite 2300

Wilmington

New Castle County

State of Delaware, 19801

ARTICLE VI

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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ARTICLE VII

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Certificate of Incorporation, the Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders. The stockholders of the Corporation may not adopt, amend or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of more than 50% of the voting power of the capital stock of the Corporation entitled to vote thereon.

ARTICLE IX

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the Bylaws, from time to time, to amend, alter or repeal any provision of this Certificate of Incorporation or a Preferred Stock Designation in any manner now or hereafter provided by law, upon the affirmative vote of the holders of more than 50% of the voting power of the capital stock of the Corporation entitled to vote thereon, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

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ARTICLE X

Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, and without notice of a meeting, subject to Section 228 of the DGCL, if stockholders holding more than 50% voting power of the capital stock of the Corporation consent thereto and deliver to the secretary of the Corporation, by means of mail or electronic communication, such written consent for filing with the minutes of the Corporation.

ARTICLE XI

Special meetings of stockholders may be called only by a majority of the Board of Directors, the officers, or stockholders holding more than 50% voting power of the capital stock of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in accordance with the Bylaws. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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ARTICLE XIII

Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of 50% of more of the voting power of the capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XIII or Article I through XII of this Certificate of Incorporation.

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